EXHIBIT 99(D)


                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT, dated as of May 19, 1998, by and among General Electric Company, a New York corporation acting through its GE Medical Systems division ("Parent"), on the one hand, and the persons set forth in the signature page hereto in their capacities as shareholders of InnoServ Technologies, Inc., a California corporation (the "Company") (collectively, the "Shareholders" and individually, a "Shareholder"), on the other hand.

         WHEREAS, concurrently herewith, Parent, a subsidiary of a subsidiary of Parent and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

         WHEREAS, each Shareholder has sole, or together with such Shareholder's spouse as necessary, has complete voting and dispositive power and/or full voting power as to the aggregate number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") set opposite such Shareholder's name on SCHEDULE I attached hereto, whether as certificated shares in the name of such Shareholder or held in brokerage accounts in the name of such Shareholder; such shares of Company Common Stock, as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, being referred to herein as the "Shares";

          WHEREAS, approval of the Merger Agreement by the Company's shareholders is a condition to the consummation of the Merger;

         WHEREAS, as a condition to its entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

         WHEREAS, the Shareholders have been informed that the Board of Directors of the Company has approved the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         Section 1.  AGREEMENT TO VOTE, RESTRICTIONS ON DISPOSITIONS, ETC.

                  During the term of the Agreement:

                  a. Each of the Shareholders hereby agrees to attend the Company Meeting, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person owns or has the right to vote, for approval and adoption of the Merger Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the Company Meeting. Each Shareholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement.

                  b. Each of the Shareholders hereby agrees to vote (or cause to be voted) all Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person owns or has the right to vote, against (i) any merger (other than the Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or other business combination or similar transaction involving the Company or its Subsidiaries, securities or assets (including any Business Combination Proposal) which is not approved in writing by Parent or (ii) any amendment of the Company's articles of incorporation or by-laws or other proposal involving the Company or any Subsidiary, which amendment or proposal would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled.

                  c. Each of the Shareholders hereby agrees that, without the prior written consent of Parent, such Shareholder shall not, directly or indirectly, sell, offer to sell, grant any option for the sale of or otherwise, pledge, transfer, tender or dispose of, or enter into any agreement to sell, pledge (other than existing margin call pledge agreements with respect to Shares held in brokerage accounts in the name of a Shareholder), transfer, tender or dispose of, any Shares and any other voting securities of the Company, issued heretofore or hereinafter that such person owns or has the right to vote; PROVIDED, HOWEVER, that Parent shall consent to any such sale, pledge, transfer or disposition of any such Shares or other voting securities by and between Shareholders.

                  d. Each of the Shareholders, solely in his capacity as a shareholder, hereby agrees not to directly or indirectly take (nor shall such Shareholder authorize or permit any representative, investment banker, financial advisor, attorney, accountant or other agent of such Shareholder to take) any action to (i) encourage, solicit or initiate the submission of any Business Combination Proposal or (ii) participate in any way in discussions or negotiations with, or furnish any non-public written information to, any person in connection with, or take any other action to encourage the making of any proposal that constitutes, or may reasonably be expected to lead to, any Business Combination Proposal; ; provided, that with respect to Shareholders who serve as officers or directors of the Company, such Shareholders acting solely in their capacity as officers or directors may (i) participate in discussions or negotiations with or furnish information to any Third Party that makes an unsolicited Business Combination Proposal that the Board of Directors of the Company determines (after consultation with its financial advisors) may reasonably be expected to result in a Superior Proposal, and permit the Company to enter into any confidentiality agreement or standstill agreement with such Third Party in connection with such a Business Combination Proposal, (ii) take all steps necessary to cause the Company to comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Business Combination Proposal (assuming that such Business Combination Proposal includes a tender offer requiring the Company's response pursuant to such Rule), (iii) take the steps necessary as directors to fail to make or withdraw or modify the Board of Directors' recommendation referred to in SECTION 8.2 of the Merger Agreement if there exists a Business Combination Proposal that is a Superior Proposal or if such director determines, in good faith and after consultation with independent counsel, that such action is required to discharge properly his fiduciary duties, or (iv) if the Company terminates the Merger Agreement in accordance with Section 10.1(e) thereof, cause the Company to enter into an agreement with respect to or recommend to its shareholders a Business Combination Proposal that is a Superior Proposal.

                  e. Each of the Shareholders agrees to promptly notify Parent in writing of the nature and amount of any acquisition by such Shareholder of any voting securities of the Company acquired by such Shareholder hereinafter.

         Section 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders, as to himself, herself or itself, as an individual shareholder, represents and warrants to Parent as follows: (a) this Agreement has been duly executed and delivered by such Shareholder; (b) assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles; (c) the shares of Company Common Stock listed next to the name of such Shareholder on SCHEDULE I hereto are the only voting securities of the Company owned (beneficially or of record) by such Shareholder and are held by such Shareholder either as certificated shares or in brokerage accounts in the name of such Shareholder free and clear of all liens, charges, encumbrances, restrictions and commitments of any kind; and (d) the execution and delivery of this Agreement by such Shareholder does not conflict with any agreement, order or other instrument binding upon such Shareholder, nor requires any regulatory filing or approval.

         Section 3. FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.

         Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to each Shareholder as follows: (a) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer or employee of Parent; and (b) assuming the due authorization, execution and delivery of this Agreement by the Company and the Shareholders, each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

         Section 5. EFFECTIVENESS AND TERMINATION. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. This Agreement shall terminate upon the earliest of (i) the close of business on September 30, 1998,
(ii) the Effective Date or (iii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, that if any Business Combination Proposal shall have been made prior to the termination of the Agreement and the Merger Agreement is terminated pursuant to Sections 10.1(b)(ii) or (c)(ii) of the Merger Agreement, Sections 1(b), (c) and (d) hereof shall survive for 180 days after termination of this Agreement. Upon any such termination of this Agreement, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

         Section 6.  MISCELLANEOUS.

                  a. NOTICES, ETC. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

       If to Parent:                   GE Medical Systems
                                       3000 North Grandview Boulevard
                                       Waukesha, Wisconsin  53188
                                       Attention:  J. Keith Morgan

       with a copy to:                 Sidley & Austin
                                       One First National Plaza
                                       Chicago, Illinois  60603
                                       Attention:  Dennis V. Osimitz

       If to any of the Shareholders:  to the addresses set forth on SCHEDULE I:

       with a copy to:                 Gibson, Dunn & Crutcher LLP
                                       1717 Main Street
                                       Dallas, Texas  75201-7390
                                       Attention:  Stephen C. Johnson

       and with an additional copy to: InnoServ Technologies, Inc.
                                       320 Westway, Suite 520
                                       Arlington, TX  76018
                                       Attn:  Michael Puls

          or to such other address as such party shall have designated by notice so given to each other party.

                  b. AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent, the Company and the Shareholders affected thereby; PROVIDED that: without the consent of any party no such amendment, change, supplement, waiver, modification or termination shall in any way further restrict the transferability of any Company Common Stock held by such party, impose any obligation on such party, diminish the benefits of such party hereunder or restrict the rights of such party as set forth herein), without the consent of such party.

                  c. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any trustee, executor, heir, legatee or personal representative succeeding to the ownership or voting power of such Shareholder's shares of Company Common Stock or other securities subject to this Agreement. Notwithstanding any transfer of shares of Company Common Stock, the transferor shall remain liable for the performance of all obligations under this Agreement of such transferor.

                  d. ENTIRE AGREEMENT. This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

                  e. SEVERABILITY. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, PROVIDED that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

                  f. SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

                  g. REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, power or remedy by such party.

                  h. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  i. NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

                  j. JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Circuit Court in the State of New York or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  k. GOVERNING LAW. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the California General Corporation Law to the fullest extent possible and in the absence of applicability of the aforementioned California General Corporation law, by the internal laws of the State of New York without regard to principles of conflicts of law.

                  l. NAME, CAPTIONS, GENDER. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

                  m. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                  n. LIMITATION ON LIABILITY. No Shareholder shall have any liability hereunder for any actions or omissions of any other Shareholder.

                  o. EXPENSES. Except as otherwise provided in the Merger Agreement, each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

                  p. SHAREHOLDER CAPACITY. Each Shareholder signs this Agreement solely in his capacity as the record holder and/or beneficial owner of the Shares set opposite his name on SCHEDULE I and nothing herein shall limit, impose any obligation on, or affect any actions taken by such Shareholder, as applicable, serving in his capacity as an officer or director of the Company, including without limitation, any actions taken by such Shareholder in the fulfillment of his fiduciary duties in his capacity as an officer or director of the Company. For the purposes of this Agreement, all actions taken by a Shareholder acting in his capacity as an officer or director of the Company shall be viewed as if taken by a person separate and apart from such Shareholder, without consideration to such person's ownership of equity interests in the Company

                                   SCHEDULE I



 NAME AND ADDRESS
  OF SHAREHOLDER                             NUMBER OF SHARES    % OUTSTANDING
  --------------                             ----------------    -------------

Dudley A. Rauch                                   962,399            31.98

Cecila B. Rauch                                    52,868             1.76

The Rauch Family Foundation                        13,743              .46

Henry B Rauch Trust                                26,322              .87

The Moehring Charitable Remainder                 102,548             3.41
Trust

Michael M. Sachs                                   65,587             2.18

Westrec Rollover P/S Plan                          52,755             1.75

Dr. Samuel Salen IRRA                              70,000             2.33

The Salen Family 1995 Revocable                   121,962             4.05
Living Trust

MSB Radiology Medical Group, Inc.                  89,095             2.96
Profit Sharing Trust

MSB Radiology Medical Group, Inc.                  11,000              .37

Bernard  J. Korman                                 21,000              .70

TOTAL                                           1,589,279            52.82